RETIREMENT AND CONSULTING AGREEMENT
                   RELEASE AND WAIVER OF CLAIMS


     THIS AGREEMENT is made and entered into on October 16, 1998, by and between DANIEL F. O'SULLIVAN (who shall be referred to herein as either "Retiree" or "Consultant") and O'SULLIVAN
INDUSTRIES HOLDINGS, INC. and its subsidiaries (collectively
"Company").

     WHEREAS, Retiree is currently Chief Executive Officer and Chairman of the Board of Directors of the Company and has informed the Company that he intends to immediately resign as Chief Executive Officer of Company but remain an employee until his successor is appointed and intends to retire from the board and resign as Chairman immediately upon the appointment of his successor; and

     WHEREAS, Company desires to accept Retiree's resignation;
and

     WHEREAS, Company desires to retain Retiree following his retirement to provide consulting services to Company in the capacity of an independent contractor as described herein and Retiree as Consultant desires to provide consulting services to Company in such capacity; and

     WHEREAS, Company and Retiree desire to set forth the terms and conditions of their agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises set forth below, Company and Retiree agree as follows:

             RETIREMENT AND TERMINATION OF EMPLOYMENT

     1. RETIREMENT. Retiree hereby resigns as Chief Executive Officer of Company, effective immediately. Retiree further resigns as Chairman of the Board and a director of Company and his employment as an employee of Company effective as of the date of the appointment of his successor as Chief Executive Officer of Company by the Special Selection Committee of the Board of Directors (the "Retirement Date").

     2. COMPENSATION. Prior to the Retirement Date, Retiree shall continue as an employee of Company and shall receive his salary and other benefits in effect at the date of his resignation as Chief Executive Officer of Company. Except for base salary earned but unpaid at the Retirement Date, Retiree shall not be eligible to receive any base salary, any bonus or other incentive compensation or any payment in lieu of fringe benefits, including, but not limited to, vacation benefits, after the Retirement Date. Retiree shall as of the Retirement Date be given title to the Company automobile currently used by him, free of all encumbrances, but shall receive no further reimbursement for expenses incurred relating to such automobile following the Retirement Date. Company shall also as of the Retirement Date pay for the transfer of stock in the country club currently used by Retiree to Retiree's name, but country club dues and expenses incurred following the Retirement Date shall be the responsibility of Retiree. Retiree may also retain his cellphone, but all expenses relating thereto incurred following the Retirement date shall be that of Retiree.

     3. OPTIONS. Pursuant to action taken by the Compensation Committee of the Board of Directors of the Company, Retiree has been granted stock options to purchase shares of Common Stock of the Company. The Company hereby agrees that, notwithstanding any provision in the Company's option plan or other agreement to the contrary: (i) such options shall be fully vested as of the Retirement Date and (ii) amends each option agreement to provide that Retiree shall have a period of the earlier of (x) five (5) years following the Retirement Date or (y) one (1) year following Retiree's death to exercise such options (it being acknowledged that in the event of Retiree's death, Retiree's estate or other beneficiary shall have the right to exercise such options within such one (1) year period, as determined under the applicable plan). It is acknowledged that, pursuant to the Company's restricted stock plan, all restrictions on outstanding restricted stock awards in favor of Retiree shall lapse upon execution of this Agreement.

     4. BENEFIT PLANS. Retiree's participation in all benefit plans maintained by the Company shall terminate at the Retirement Date or otherwise in accordance with each plan's terms.
Notwithstanding the foregoing, Company shall pay COBRA premiums for Retiree and his spouse for eighteen (18) months in accordance with the options elected by Retiree under the health plan from time to time made available by the Company, and thereafter use its reasonable best efforts to obtain and pay for a fully insured policy of health insurance for Retiree and his spouse having benefits that are reasonably comparable to the benefits provided by Company's health plan, within the constraints of policies offered to residents of the state in which Retiree resides, until Retiree is eligible for Medicare. In the event of Retiree's death, Company will pay premiums to maintain such health insurance for Retiree's spouse until she becomes eligible for Medicare; provided, however, that Company shall not be required to provide health insurance following the date Retiree is first entitled to obtain medical insurance provided by a successor employer. During the Consulting Term, as hereinafter defined, Company will pay premiums to continue life insurance benefits for Retiree which are reasonably comparable to life insurance benefits currently provided to Retiree under the Company's life insurance program at the Retirement Date.

                       CONSULTING AGREEMENT

     5. TERM. The term of this Consulting Agreement shall begin on the Retirement Date, and shall terminate on the date Consultant reaches age sixty-five (65) ("Consulting Term"), unless earlier terminated hereunder.

     6. DUTIES. During the Consulting Term Consultant will provide consulting, marketing and promotion services with respect to the Company's manufacturing activities and relations with major customers (all of which shall be "consulting services") as an independent contractor to Company as reasonably requested by persons designated by Company from time to time. Consultant shall pay his own expenses of providing services hereunder, including office space, secretarial services, travel, entertainment and providing his own business cards; provided, however, that Company will reimburse Consultant for any travel or entertainment expense in connection with consulting services that Consultant agrees in his discretion to incur at the specific request of Company.

     7. COMPENSATION. Consultant will receive a fee for consulting services at the rate of $42,160 per month for a period of thirty-six (36) consecutive months and thereafter at the rate of $11,458.33 per month until the end of the Consulting Term. The fee shall be payable in monthly installments, regardless of the amount of services actually performed, on the last business day of each month commencing in the month that the Retirement Date occurs. The final payment for the last month of the Consulting
Term shall be pro rated and paid on the last day of the Consulting Term. If Consultant dies prior to reaching the end of the Consulting Term, payments shall continue as scheduled to Consultant's estate until the Consulting Term would have expired but for Consultant's death.

     8.   TERMINATION.

     Company may terminate this Consulting Agreement, and any payments due hereunder shall cease, at any time in the following situations:

     (a) If Consultant shall engage in misconduct that is so materially detrimental to the reputation and standing of Company that Company cannot reasonably continue Consultant's consulting services;

     (b) If Consultant has breached any of the covenants contained in this Agreement and such breach has not been cured to the reasonable satisfaction of Company;

     (c) Any termination of this Agreement by Company under paragraph 8(a) or (b) above shall be evidenced by written notification from Company to Consultant of Company's intent to terminate such Agreement, and Consultant shall cease providing services to or on behalf of Company as directed by Company upon receipt of such notification.

     The termination of this Consulting Agreement shall not, however, affect the rights of Retiree under any stock options referred to in Section 3 above.

     9. SURVIVAL. The obligations contained in Sections 11, 12, 13, 14, 15, 23 and 24 shall survive the termination or expiration of this Agreement for any reason.

     10. ACKNOWLEDGEMENT OF NON-EMPLOYEE STATUS. Consultant acknowledges that he shall not be an employee of Company following the Retirement Date, shall thereafter be ineligible for the following incurred subsequent to such date, except to the extent otherwise provided herein and to the extent he has continuation rights or conversion privileges due to his status as a former employee: group medical and dental expense coverage; life insurance; accidental death and disability insurance; workers' compensation coverage; contributions or benefits under the stock purchase program, savings and profit sharing plan and deferred compensation plan; automobile allowances (including mileage reimbursement); entertainment expense reimbursement; meal expense reimbursement; business gift reimbursement; and all other employee benefits. Additionally, Consultant acknowledges that Company will not withhold social security taxes ("FICA"), federal income taxes, or state and local taxes of any kind from any fee paid Consultant under this Agreement.

                        GENERAL PROVISIONS

     11. RELEASE OF CLAIMS. Retiree's retirement is voluntary and has not been required by Company. Effective at the Retirement Date, in consideration of this Agreement and additional benefits not required by policies and practices of Company, Retiree, on behalf of Retiree, Retiree's heirs, executors, successors and assigns, releases Company, and its then current and former officers, directors, shareholders, managers, employees, representatives, related entities, successors and assigns of and from any and all claims, demands, and causes of action of any kind or nature, whether known or unknown, suspected or unsuspected to Retiree, which Retiree then holds or owns or has at any time before the Retirement Date owned or held against any of the released persons or entities including, but not limited to, claims or causes of action for alleged breach of any contractual obligation, claims of race, sex, age, or disability discrimination, including discrimination under the Age Discrimination in Employment Act, Title VII of the Civil Rights
Act of 1964, the Civil Rights Act of 1991, the Employee
Retirement Income Security Act, the Americans With Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local laws, to the maximum extent allowable by law.
This release shall not include any claims for salary, vacation pay and fringe benefits that arise from the normal course of Retiree's employment and that become due and payable prior to the Retirement Date, and shall also not include any benefits due to Retiree pursuant to the Company's stock purchase program, savings and profit sharing plan and deferred compensation plan.

     Effective at the Retirement Date, in consideration of this Agreement, Company, on behalf of Company, its related entities, and their successors and assigns, releases Retiree, Retiree's heirs, executors, successors and assigns of and from any and all claims, demands, and causes of action of any kind or nature, whether known or unknown, suspected or unsuspected to Company, which Company then holds or owns or has at any time before the Retirement Date owned or held against any of the released persons. This release shall not include any loans to the Retiree or other amounts due and payable by Retiree, nor shall this release include any of the Retiree's obligations or duties or the Company's rights under this Agreement.

     This Agreement does not constitute an admission of liability on the part of Company or Retiree, any and all such liability hereby being expressly denied, nor does the inclusion of a release imply that Retiree has asserted any such claim against Company arising out of his employment or otherwise, or that the Company has asserted any such claim against Retiree arising out of his employment or otherwise.

     12.  COVENANT NOT TO DISCLOSE.

     (a) Consultant covenants and agrees that he will not, during the period of his consultancy with Company or at any time thereafter, directly or indirectly disclose, communicate or divulge to any Person (as defined in Section 22 hereof), or use for the benefit of any Person, any Proprietary Information (as defined in Section 22 hereof). The restriction contained in the preceding sentence shall not apply to any Proprietary Information that (i) is a matter of public knowledge on the date of this Agreement, (ii) becomes a matter generally known in Company's industry after the date of this Agreement from another source which is under no obligation of confidentiality to Company, or
(iii) is acquired from another source which is under no obligation of confidentiality to Company.

     (b) All data, designs, drawings, blueprints, tracings, sketches, plans, layouts, specifications, models, programs, cards, tapes, disks, printouts, writings, manuals, guides, notes and any and all other memoranda, documents or property of the Company in any form which may be or has been furnished to Consultant during his employment with Company or his consultancy hereunder or which was produced, prepared or designed by Consultant in connection with his employment with Company or his consultancy hereunder shall be, become and remain the exclusive property of Company; provided that matters produced, prepared or designed by Consultant during his consultancy hereunder shall be covered by the foregoing provision only if such matters either relate to the current business of the Company, relate to matters on which Consultant has worked on behalf of the Company, or utilize confidential or proprietary information of the Company. Consultant acknowledges that all originals, copies and reprints in Consultant's possession, custody or control have been surrendered and/or delivered to Company as of the date he signs this Agreement. Consultant further agrees that he will return all originals, copies and reprints that come into Consultant's possession during his consultancy (i) upon request by Company or
(ii) termination of the consultancy for any reason, whichever occurs first. Consultant agrees that he shall thereafter make no further use (except as contemplated hereby), either directly or indirectly, of any such data, designs, drawings, blueprints, tracings, sketches, plans, layouts, specifications, models, programs, cards, tapes, disks, printouts, writings, manuals, guides, notes or other memoranda or written information.

     13.  COVENANT NOT TO SOLICIT CUSTOMERS OR EMPLOYEES;
          NONCOMPETITION COVENANT.

     (a) Consultant covenants and agrees that he will not directly or indirectly at any time during the period of his consultancy with Company, whether as employee, owner, partner, agent, director, officer, consultant or shareholder solicit, divert or accept business competitive with Company's business as of the date hereof from or otherwise take away or interfere with any customer of Company.

     (b) Consultant further covenants and agrees that he will not directly or indirectly at any time during the period of his consultancy with Company, whether as employee, owner, partner, agent, director, officer, consultant or shareholder cause the solicitation or inducement of any person employed by Company on the date hereof to accept employment in any capacity with Consultant or any firm, person or entity with whom Consultant is employed or associated whether as employee, owner, partner, agent, director, officer, consultant or shareholder.

     (c) Consultant further covenants and agrees that he will not, during the period of his consultancy with Company, directly or indirectly, whether as employee, owner, partner, agent, director, officer, consultant, shareholder or in any other capacity, for his own account or for the benefit of any Person in any business in competition with Company establish, engage in or be connected with any Person which competes with Company or proposes to compete with Company in any business in which Company is engaged on the date hereof or any new line of business which Consultant is involved in developing with the Company during the consultancy. For purposes of this Agreement, "business" shall mean the business engaged in by Company on the date hereof in the manufacture and marketing of ready-to-assemble furniture, or any such new line of business referred to above.

     (d) If any provision of the covenants and agreements set forth in Section 12 or 13 shall be held invalid or unenforceable because of the scope of the territory or the actions thereby restricted, or the period of time within which such covenant or agreement is operative, or for any other reason, it is the intent of the parties hereto that such provision shall be construed by limiting and reducing it, or, if necessary, eliminating it so that the provisions hereof be valid and enforceable to the extent compatible with applicable law as determined by a court of competent jurisdiction.

     14. PROFESSIONAL AND ETHICAL CONDUCT REQUIRED. The Company agrees not to make any statements or remarks disparaging the conduct or character of the Consultant. The Consultant agrees not to make any statements or remarks disparaging the conduct or character of Company or its subsidiaries or their agents, employees, officers, directors, successors or assigns.
Consultant further agrees to assure that all transactions are handled with confidentiality and honesty. Consultant expressly acknowledges that Consultant will obey all laws in conducting consulting services and will be governed by the highest moral and ethical standards, reflecting these values: integrity, honesty, loyalty, trust, fairness, and responsibility. Consultant will constantly analyze Consultant's duties in order to avoid any action that could be interpreted as a conflict of interest. Company has informed Consultant that it will suffer serious damages in the event of violation of this paragraph.

     15. NO REPRESENTATIONS REGARDING TAXATION. Retiree expressly acknowledges that no representations have been made to him by Company or its legal counsel regarding the tax implications of any payments made by Company under this Agreement. Retiree expressly understands that any liability for federal, state and local income and other withholding taxes remains with him.

     16. PERIOD OF REFLECTION. Retiree has been and is hereby encouraged to reflect on his rights being released herein and to consult with independent legal counsel before executing this Agreement. Retiree has been given twenty-one (21) days from the date of presentment of this Agreement for such purposes and to decide whether to enter into this Agreement.

     17. PERIOD OF REVOCATION. For a period of seven (7) days following the execution of this Agreement by Retiree, Retiree may revoke this Agreement. This Agreement will not become effective or enforceable until the eighth (8th) day following its execution by Retiree.

     18. SEVERABILITY. The provisions of this Agreement are severable. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, in whole or in part, the remaining provisions will be enforceable to the maximum extent permitted by law.

     19. APPLICABLE LAW. This Agreement will be construed in accordance with the laws of the State of Missouri.

     20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the matters contemplated by this Agreement. Except as otherwise provided in this Agreement, no change, modification or waiver of any provision of this Agreement will be valid unless in writing and signed by both Company and Retiree.

     21. PAYMENT OF LEGAL FEES. Company will reimburse up to $12,000 against legal fees and related expenses incurred by Retiree in connection with the negotiation and execution of this Agreement upon presentation of copies reflecting such fees and expenses.

     22.  DEFINITIONS.

     (a) "Person" means any individual, corporation, firm, partnership or other business entity.

     (b) "Proprietary Information" means all secret, confidential or proprietary knowledge, information or data with respect to the conduct or details of the business of Company including, as applicable but without limitation, methods of operation, customers and customer lists, products, products under development as of the date of this Agreement or during the consultancy, proposed, pending or completed acquisitions or any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters of Company.

     23. COOPERATION IN LITIGATION AND INVESTIGATIONS. Retiree agrees to cooperate in any investigations conducted by Company for which Company believes Retiree to be a holder of information or to have knowledge of relevant facts. Retiree agrees to participate in interviews and cooperate in Company's efforts to gather information concerning any allegations of improper or unlawful conduct or occurrences or other matters investigated by Company. Retiree also agrees to cooperate with Company and its counsel in any litigation or anticipated litigation involving Company, by making himself available for interviews, fact gathering, and questioning, and for appearing at depositions and/or trial without the necessity of being served with a subpoena. To the maximum extent permitted by applicable law, Retiree shall not assist or facilitate in the prosecution of any civil claims or litigation against Company, and if requested to do so, shall promptly notify Company. This Agreement shall not affect Company's obligations to indemnify current and former officers and directors pursuant to Article VI of Company's By-Laws.

     24. SPECIFIC REMEDY. Retiree acknowledges and agrees that if Retiree commits a breach of Sections 12, 13, 14, 15 or 24 Company shall have the right to have the obligations of Retiree specifically enforced by any court having appropriate jurisdiction on the grounds that money damages will not provide an adequate remedy to Company in addition to all other remedies available to Company. The prevailing party may also recover its attorneys' fees and expenses in any such action.

     25. ARBITRATION. The parties hereby agree that any dispute arising under this Agreement or any claim for breach or violation of any provision of this Agreement shall be submitted to arbitration, pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"), to a single arbitrator selected by mutual agreement of the parties or, if the parties do not mutually agree on the arbitrator, in accordance with the rules of the AAA. The award determination of the arbitrator shall be final and binding upon the parties. Either party shall have the right to bring an action in any court of competent jurisdiction to enforce this Section and to enforce any arbitrator's award rendered pursuant to this Section. The venue for all proceedings in arbitration under this provision, and for any judicial proceedings related to the arbitration, shall be in Kansas City, Missouri.

     26. TERMINATION. Notwithstanding any other provision hereof, unless Retiree's resignation as a director and Chairman of the Board shall have become effective as of the date on which his successor as Chief Executive Officer of the Company shall have been appointed, and Retiree shall have reconfirmed in writing the provisions of this Agreement, including those set forth in Section 11, the benefits and compensation to which Retiree is entitled under this Agreement from and after the Retirement Date (including without limitation such benefits identified in Sections 2, 3, 4, 7 and 11) shall be forfeited by Retiree and Retiree shall have no other rights concerning the termination of his employment.

                         /s/ Daniel F. O'Sullivan
                         Retiree/Consultant


                         O'SULLIVAN INDUSTRIES HOLDINGS, INC.
                         By:  /s/ Ronald G. Stegall, Director